Exhibit 2.1

REORGANIZATION AGREEMENT

REORGANIZATION AGREEMENT, dated as of this 30th day of June, 2011 (this "Agreement"), by and among Baby Fox International, Inc., a Nevada corporation ("Parent"), Baby Fox Limited, a British Virgin Islands company ("Holding"), Hitoshi Yoshida, an individual and Japanese citizen (“Yoshida” and, together with Holding, the “Transferees”), BBFX Holding Corp., a Nevada corporation (“Newco”), and Shanghai Baby Fox Fashion Co., Ltd, a PRC company ("Subsidiary").

RECITALS:

WHEREAS, Subsidiary is a wholly-owned subsidiary of Parent which holds substantially all of the business operations of Parent.

WHEREAS, Newco is a newly formed corporation which is to become a wholly-owned subsidiary of Parent and to acquire all of the capital stock of Subsidiary (the “Subsidiary Share Transfer”);

WHEREAS, Holding, together with its sole owner, Hitoshi Yoshida, are currently the owners of approximately 94% of the outstanding capital stock of Parent, and the Transferees desire to acquire all of the capital stock of Newco from Parent after completion of the Subsidiary Share Transfer;

WHEREAS, Parent and the Transferees desire Parent to transfer ownership of Newco after completion of the Subsidiary Share Transfer to the Transferees in exchange for the cancellation of the capital stock of Parent held by the Transferees, on the terms and subject to the conditions specified in this Agreement; and

WHEREAS, the parties intend that the transactions contemplated by this Agreement shall constitute a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986 and that this Agreement shall serve as the plan of reorganization for that purpose.

NOW, THEREFORE, in consideration of the premises and the covenants, promises, and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows.

I.	REORGANIZATION.

1.1.

Issuance of Newco Shares and Transfer of Subsidiary Shares. Simultaneous with the Closing, Newco hereby issues to Parent all of the issued and outstanding shares of capital stock of Newco (the "Newco Shares") and Parent hereby transfers to Newco all of the issued and outstanding shares of capital stock of Subsidiary (the “Subsidiary Shares”).

1.2.

Transferred Shares. Subject to the terms and conditions provided below, immediately subsequent to the Subsidiary Share Transfer, Parent hereby transfers to the Transferees, and the Transferees hereby accept from Parent, all the issued and outstanding Newco Shares, such Newco Shares to be allocated between the Transferees in the same proportion as their respective ownership in the Transfer Consideration Shares (as defined below) to be cancelled.

1.3.

Transfer Consideration. In consideration for the transfer of the Newco Shares pursuant to Section 1.2 above, Holding and Yoshida are contemporaneously herewith delivering to Parent for cancellation stock certificates evidencing an aggregate of 38,057,487 shares of common stock of Parent owned by them (the "Transfer Consideration Shares"), deliverable as provided in Section 2.2.

1.4.

Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement. The date on which the Closing occurs shall be referred to herein as the Closing Date (the "Closing Date").

II.	CLOSING.

2.1.

Transfer of Shares. Within a reasonable time after the Closing, Parent shall deliver to the Transferees certificates representing the Newco Shares, duly endorsed to the Transferees or as directed by the Transferees, which delivery shall vest the Transferees with good and marketable title to all of the issued and outstanding shares of capital stock of Newco, free and clear of all liens and encumbrances.

2.2.

Payment of Transfer Consideration. At the Closing, Holding and Yoshida shall deliver to Parent certificates representing the Transfer Consideration Shares duly endorsed to Parent, which delivery shall result in the cancellation of the Transfer Consideration Shares. Parent and Yoshida hereby waive any and all rights they have had with respect to the Transfer Consideration Shares.

2.3.

Transfer of Records. On or before the Closing, Holding and Subsidiary shall transfer to Parent all existing corporate books and records in the possession of Holding or Subsidiary relating to Parent, including but not limited to all corporate minute books, stock ledgers, certificates and corporate seals of Parent and all agreements, litigation files, real property files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Parent and Subsidiary or its business, only copies of such documents need be furnished.

III.	HOLDING'S, SUBSIDIARY’S, NEWCO’S AND YOSHIDA’S REPRESENTATIONS AND WARRANTIES. Holding, Subsidiary, Newco and Yoshida, jointly and severally, represent and warrant to Parent that:

3.1.

Capacity and Enforceability. Each of Holding, Subsidiary, Newco and Yoshida has the legal capacity or authority to execute and deliver this Agreement and the documents to be executed and delivered by Holding, Subsidiary, Newco and Yoshida at the Closing pursuant to the transactions contemplated hereby. This Agreement and all such documents constitute valid and binding agreements of Holding, Subsidiary, Newco and Yoshida, enforceable in accordance with their terms.

3.2.

Investment Intent. Holding and Yoshida are financially able to bear the economic risks of acquiring an interest in Newco and Subsidiary and the other transactions contemplated hereby, and have no need for liquidity in this investment. Holding and Yoshida have such knowledge and experience in financial and business matters in general and with respect to the business of Subsidiary so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Newco Shares. The Transferees are acquiring the Newco Shares solely for their own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption from such registration is available. Holding and Yoshida have (i) received all the information they have deemed necessary to make an informed investment decision with respect to the acquisition of the Newco Shares; (ii) had an opportunity to make such investigation as they have desired pertaining to Newco and Subsidiary and the acquisition of an interest therein and to verify the information which is, and has been, made available to them; and (iii) had the opportunity to ask questions of Parent concerning Newco and Subsidiary. Holding and Yoshida acknowledge that Holding and Yoshida are affiliates and the majority shareholders of Parent and Subsidiary and, as such, have actual knowledge of the business, operations and financial affairs of Subsidiary. Holding and Yoshida have received no public solicitation or advertisement with respect to the offer or sale of the Newco Shares. Holding and Yoshida realize that the Newco Shares are "restricted securities" as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, the resale of the Newco Shares is restricted by federal and state securities laws and, accordingly, the Newco Shares must be held indefinitely unless their resale is subsequently registered under the Securities Act or an exemption from such registration is available for their resale. Holding and Yoshida understand that any resale of the Newco Shares by Holding must be registered under the Securities Act (and any applicable state securities law) or be effected in circumstances that, in the opinion of counsel for Newco at the time, create an exemption or otherwise do not require registration under the Securities Act (or applicable state securities laws). Holding and Yoshida acknowledge and consent that certificates now or hereafter issued for the Newco Shares may bear legends as required by law.

Holding and Yoshida understand that the Newco Shares are being sold to them pursuant to the exemption from registration contained in Section 4(1) of the Securities Act and that Parent is relying upon the representations made herein as one of the bases for claiming the Section 4(1) exemption.

3.3.

Liabilities. Following the Closing, Parent will have no liability for any debts, liabilities or obligations of Subsidiary or Newco or their business or activities, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Parent directly or indirectly in relation to Subsidiary or Newco or their business and that may survive the Closing.

3.4.

Title to Transfer Consideration Shares. Holding and Yoshida are the sole record and beneficial owner of the Transfer Consideration Shares. At Closing, Holding and Yoshida will have good and marketable title to the Transfer Consideration Shares, which Transfer Consideration Shares are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens, and encumbrances and any restrictions or limitations prohibiting or restricting transfer to Parent or cancellation, except for restrictions on transfer as contemplated by applicable securities laws.

IV.	PARENT'S REPRESENTATIONS AND WARRANTIES. Parent represents and warrants to Holding and Yoshida that:

4.1.	Organization and Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

4.2.

Authority and Enforceability. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Parent and all such documents constitute the valid and binding agreements of Parent enforceable in accordance with their terms.

4.3.

Title to Shares. At Closing, Parent will be the sole record and beneficial owner of the Newco Shares. At Closing, Parent will have good and marketable title to the Newco Shares, which Newco Shares at the Closing will be free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to the Transferees, except for restrictions on transfer as contemplated by Section 3.2 above. The Newco Shares constitute all of the issued and outstanding shares of capital stock of Newco.

V.	OTHER AGREEMENTS.

5.1.	Access to Information Post-Closing; Cooperation.

(a)

Following the Closing, Holding, Newco and Subsidiary shall afford to Parent and its authorized accountants, counsel, and other designated representatives reasonable access (and including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to allow records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within the possession or control of Holding, Newco or Subsidiary insofar as such access is reasonably required by Parent. Information may be requested under this Section for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and performing this Agreement and the transactions contemplated hereby.

(b)

Parent, Holding, Newco and Subsidiary shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

5.2.

Liabilities of Parent. Subsidiary acknowledges and agrees in conjunction with the transactions contemplated by this Agreement that Subsidiary will pay off, or will cause to be paid off, all financial or contractual obligations and liabilities of Parent (including any obligations to pay taxes, consulting, legal and accounting fees incurred during the period up to and including the Closing Date, including with respect to the Form 10-K to be filed by Parent for the period ended June 30, 2011 and any legal filings required with respect to the transactions contemplated by this Agreement) outstanding as of the Closing, and that such obligations and liabilities shall in no event remain liabilities of Parent following the Closing. Parent, Holding and Jieming Huang have entered into a novation agreement as of the date hereof pursuant to which Holding has replaced Parent as the obligor with respect to that certain Loan Agreement dated February 18, 2008 between Jieming Huang and Parent.

5.3.

Guarantees, Surety Bonds and Letter of Credit Obligations. In the event that Parent is obligated for any debts, obligations or liabilities of Subsidiary by virtue of any outstanding guarantee, performance or surety bond or letter of credit provided or arranged by Parent on or prior to the Closing Date, the Transferees, Newco and Subsidiary shall use their best efforts to cause to be issued replacements of such bonds, letters of credit and guarantees and to obtain any amendments, novations, releases and approvals necessary to release and discharge fully Parent from any liability thereunder following the Closing. The Transferees, Newco and Subsidiary, jointly and severally, shall be responsible for, and shall indemnify, hold harmless and defend Parent from and against, any costs or losses incurred by Parent arising from such bonds, letters of credits and guarantees and any liabilities arising therefrom and shall reimburse Parent for any payments that Parent may be required to pay pursuant to enforcement of its obligations relating to such bonds, letters of credit and guarantees.

5.4.

Release. Holding, Yoshida, Newco and Subsidiary and their respective affiliates and/or heirs (collectively, the “Releasors”), hereby release and forever discharge Parent and its officers, directors, employees, agents, shareholders, counsels, accountants, affiliates and heirs (collectively, the “Releasees”) from any and all claims, demands, judgments, proceedings, causes of action, orders, obligations, contracts, guarantees, agreements, liens, accounts, costs and expenses (including attorney’s fees and court costs), debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which the Releasors now have, have ever had against the Releasees arising contemporaneously with or prior to the date hereof or on account of or arising out of any matter, cause, event or omission of any kind or nature occurring contemporaneously with or prior to the date hereof. The Releasors hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Releasors shall indemnify and hold harmless each Releasee from and against all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, security interests, taxes, liens, losses, lost value, expenses and fees (including attorneys’ fees and court costs) arising directly or indirectly from or in connection with (i) the assertion by or on behalf of any Releasor or any of his affiliates and/or heirs of any claim or other matter purported to be released hereunder and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Releasor or any of his affiliates and/or heirs against any third party of any claims or other matters purported to be released hereunder.

5.5.	Cooperation on Tax Matters.

Holding, Parent, Newco and Subsidiary shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Subsidiary shall (i) retain all books and records with respect to tax matters pertinent to Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give Parent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Parent so requests, Holding agrees to cause Subsidiary to allow Parent to take possession of such books and records.

5.6.	Tax Treatment.

No party to this Reorganization Agreement shall take any action inconsistent with treatment of the transactions contemplated herein as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986.

VI.	INDEMNIFICATION.

6.1.

Indemnification by Holding Parties. Each of Holding, Subsidiary, Newco and Yoshida (together, the “Holding Parties”) covenants and agrees to indemnify, defend, protect and hold harmless Parent, and its officers, directors, employees, stockholders, agents, representatives and affiliates (collectively, together with Parent, the "Parent Indemnified Parties") at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Parent Indemnified Party (collectively, "Losses"), incurred by any Parent Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of the Holding Parties set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of any Holding Parties to indemnify Parent set forth in this Agreement) on the part of any Holding Party under this Agreement, (iii) any debt, liability or obligation of Subsidiary, (iv) the conduct and operations of the business of Subsidiary whether before or after Closing, (v) claims asserted against Subsidiary whether before or after Closing, or (vi) any federal or state income tax payable by Parent and attributable to the transactions contemplated by this Agreement.

6.2.	Third Party Claims.

(a) Defense. If any claim or liability (a "Third-Party Claim") should be asserted against any of the Parent Indemnified Parties (the "Indemnitee") by a third party after the Closing for which the Holding Parties have an indemnification obligation under the terms of Section 6.1, then the Indemnitee shall notify the Holding Parties (the "Indemnitor") within 20 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a "Claim Notice") and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third- Party Claim and in connection therewith and to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Claim. The expenses (including reasonable attorneys' fees) of all negotiations, proceedings, contests, lawsuits or settlements with respect to any Third-Party Claim shall be home by the Indemnitor. If the Indemnitor agrees to assume the defense of any Third- Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitor shall be entitled to control the conduct of such defense, and any decision to settle such Third-Party Claim, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitor continues such defense until the final resolution of such Third-Party Claim. The Indemnitor shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitor. Except as provided on subsection (b) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third Party Claim. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitor is materially and adversely prejudiced by such failure.

(b) Failure to Defend. If the Indemnitor shall not agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third-Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim on such terms as it may deem appropriate. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim. If no settlement of such Third-Party Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

6.3.

Non-Third-Party Claims. Upon discovery of any claim for which a Holding Party has an indemnification obligation under the terms of Section 6.1 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to the Holding Parties of such claim and, in any case, shall give the Holding Parties such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to the Holding Parties shall not excuse the Holding Parties from any indemnification liability except to the extent that the Holding Parties are materially and adversely prejudiced by such failure.

6.4.

Survival. Except as otherwise provided in this Section 6.4, all representations and warranties made by Holding, Subsidiary, Parent, Newco and Yoshida in connection with this Agreement shall survive the Closing. Anything in this Agreement to the contrary notwithstanding, the liability of all Indemnitors under this Article VI shall terminate on the third anniversary of the Closing Date, except with respect to (a) liability for any item as to which, prior to the third anniversary of the Closing Date, any Indemnitee shall have asserted a Claim in writing, which Claim shall identify its basis with reasonable specificity, in which case the liability for such Claim shall continue until it shall have been finally settled, decided or adjudicated, (b) liability of any party for Losses for which such party has an indemnification obligation, incurred as a result of such party's breach of any covenant or agreement to be performed by such party after the Closing, (c) liability of the Holding Parties for Losses incurred by a Parent Indemnified Party due to breaches of their representations and warranties in Article III of this Agreement, and (d) liability of the Holding Parties for Losses arising out of Third-Party Claims for which the Holding Parties have an indemnification obligation, which liability shall survive until the statute of limitation applicable to any third party's right to assert a Third-Party Claim bars assertion of such claim.

VII.	MISCELLANEOUS.

7.1.

Notices. All notices and communications required or permitted hereunder shall be in writing and deemed given when received by means of the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or personal delivery, or express courier, as follows:

(a)	If to Parent, addressed to:

Baby Fox International, Inc.
Attn: Daphne Zhang
Suite 6A2, Hanwei Plaza, No. 7 Guanghua Road Chaoyang District, Beijing, China 100004 Fax: +86 6562 9989

(b)	With a copy to (which shall not constitute notice hereunder):

The Crone Law Group
Attn: Mark Crone, Esq.
101 Montgomery St., Suite 2650 San Francisco, CA 94104 Fax: 415.955.8910

(c)	If to Holding, Subsidiary, Newco or Yoshida, addressed to:

Mr. Hitoshi Yoshida
Shanghai Baby Fox Fashion Co., Ltd.
Shanghai Minhang District
89 Xinbang Road, Suite 305-B5
People’s Republic of China
Fax: +86 21 5415 5611

7.2.

Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.3.

Further Acts. Parent, Holding, Subsidiary, Newco and Yoshida shall execute any and all documents and perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

7.4.

Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by all of the parties hereto.

7.5.	Assignment. No party may assign his or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties.

7.6.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts or choice of laws thereof. Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the State of Nevada, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court.

7.7.

Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

BABY FOX INTERNATIONAL, INC.

By: /s/ Jieming Huang
Name: Jieming Huang
Title: CEO

SHANGHAI BABY FOX FASHION CO., LTD.

By: /s/ Jieming Huang
Name: Jieming Huang
Title: CEO

BABY FOX LIMITED

By: /s/ Hitoshi Yoshida
Name: Hitoshi Yoshida
Title: President

/s/ Hitoshi Yoshida
HITOSHI YOSHIDA

BBFX HOLDING CORP.

By: /s/ Jieming Huang
Name: Jieming Huang
Title: President

[Signature Page to Reorganization Agreement]